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                                                                    EXHIBIT 23.1


                         Independent Auditors' Report on
                    Financial Statement Schedule and Consent


The Board of Directors
Lamar Advertising Company:

The audits referred to in our report dated February 6, 1998, except as to Note 18 of the consolidated financial statements which is as of February 27, 1998, included the related financial statement schedule for the years ended October 31, 1995, and 1996, the two months ended December 31, 1996, and the year ended December 31, 1997. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 333-10337) on Form S-8 of Lamar Advertising Company of our report dated February 6, 1998, except as to Note 18 of the consolidated financial statements which is as of February 27, 1998, relating to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of October 31, 1996 and December 31, 1997, and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for the years ended October 31, 1995 and 1996, the two months ended December 31, 1996, and the year ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Lamar Advertising Company.




                                               KPMG PEAT MARWICK LLP

New Orleans, Louisiana
March 26, 1998